EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated January 6, 2006 on the Statement of Revenue and Certain Expenses of 9101 LBJ Freeway and Uptown Tower for the year ended December 31, 2004 included in the Current Report on Form 8-K/A dated February 1, 2006 of Hartman Commercial Properties REIT filed with the Securities and Exchange Commission.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas
February 1, 2006